Exhibit 4

OFFER TO PURCHASE

FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

(CUSIP #816291108)

OF

SELECTIS HEALTH, INC.

(Trading on the OTCQB under symbol: GBCS)

AT

$5.05 PER SHARE, NET TO THE SELLER IN CASH,

WITHOUT INTEREST AND SUBJECT TO APPLICABLE WITHHOLDING TAXES

BY

BLACK PEARL EQUITIES, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MAY 11, 2026 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.

THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM, SHAREHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE UNLAWFUL TO DO SO UNDER THE APPLICABLE LAWS OF SUCH JURISDICTION.

ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF THEIR SHARES SHOULD EITHER: (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL IN ACCORDANCE WITH THE INSTRUCTIONS THEREIN AND MAIL OR DELIVER IT TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY; OR (2) REQUEST THEIR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR OTHER NOMINEE TO EFFECT THE TRANSACTION ON THEIR BEHALF.

The Depositary for the Offer is: Equiniti Trust Company, LLC Operations Center Attn: Onbase – Reorganization Department 1110 Centre Pointe Curve, Suite #101 Mendota Heights, MN 55120

The Information Agent for the Offer is:

D.F. King & Co., Inc.

28 Liberty Street, Floor 53

New York, NY 10005

Call Toll Free: (800) 769-4414

Banks & Brokers Call Collect: (646) 452-2614

Email: GBCS@dfking.com

This Offer to Purchase is dated March 10, 2026

 SUMMARY TERM SHEET

The following is a summary of the principal terms of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your shares.

Offeror	Black Pearl Equities, LLC, a New York limited liability company. 901 Myrtle Avenue, Brooklyn, New York 11206. Phone: (212) 235-1367. Email: to@blackpearlequities.com
Subject Company	Selectis Health, Inc., 8480 E. Orchard Road, Ste. 4900, Greenwood Village, CO 80111. Common Stock trading on the OTCQB under the symbol “GBCS.”
Securities Sought	All issued and outstanding shares of Common Stock of Selectis Health, Inc. (CUSIP #816291108). As of March 10, 2026, there are 3,067,059 shares of common stock issued and outstanding.
Offer Price	The Offer Price is $5.05 per Share, net to the seller in cash, without interest and subject to applicable withholding taxes
Total Consideration	Approximately $15,500,000 (assuming 100% of shares are tendered and accepted).
Minimum Condition	At least 51% of the outstanding shares on a fully diluted basis (including outstanding warrants not yet exercised) must be validly tendered and not withdrawn by the Expiration Date.
Expiration Date	May 11, 2026, at 5:00 p.m., Eastern Time, unless extended.
Withdrawal Rights	Shares may be withdrawn at any time before the Expiration Date, and also at any time after May 9, 2026 (60 days from commencement) if not yet accepted for payment.
Source of Funds	Cash on hand provided by Milrose Capital, LLC. There are no loan arrangements in connection with the Offer.
Depositary	Equiniti Trust Company, LLC, 1110 Centre Pointe Curve, Suite #101, Mendota Heights, MN 55120.
Information Agent	D.F. King & Co., Inc., 28 Liberty Street, Floor 53, New York, NY 10005. Call Toll Free: (800) 769-4414.
Legal Counsel	Thomas C. Cook, Esq., The Law Offices of Thomas C. Cook, 10470 W. Cheyenne Avenue, Suite 115, PMB 303, Las Vegas, Nevada 89129. Phone: (702) 524-9151.
Payment Method	Wire transfer to tendering shareholders upon close of the Offer period. In the event of oversubscription, excess shares will be returned on a pro rata basis.
Board Recommendation	As of the date of this Offer, the Board of Directors of Selectis Health, Inc. has not made a recommendation with respect to the Offer. Shareholders should review the Schedule 14D-9 when filed.
Purpose	To acquire up to 100% of the issued and outstanding common stock of Selectis Health, Inc., giving Black Pearl Equities a significant voice in the direction of the Company.

Item 1. Terms of the Offer

1.1 The Offer

Black Pearl Equities, LLC (the “Offeror”) hereby offers to purchase all issued and outstanding shares of common stock (the “Shares”) of Selectis Health, Inc. (the “Company” or “Selectis”), a corporation whose shares trade on the OTCQB marketplace under the symbol GBCS (CUSIP #816291108), at a price of $5.05 per Share, net to the seller in cash, without interest and subject to applicable withholding taxes (the “Offer Price”), on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”).

1.2 Number of Shares; Proration

As of March 10, 2026, there were 3,067,059 shares of common stock of the Company issued and outstanding. The Offeror is offering to purchase up to 100% of such shares. In the event of oversubscription, the Offeror will purchase shares from tendering shareholders on a pro rata basis, and will promptly return any oversubscribed shares.

1.3 Offer Price

The Offer Price of $5.05 per Share is fixed and will not be increased or decreased during the Offer period, except as otherwise provided in Item 4 (Conditions of the Offer) with respect to price adjustment events. The offering price to the public is at a fixed price of $5.05 per share for the entire duration of the offering.

1.4 Expiration Date

The Offer, and the withdrawal rights described in Item 4, will expire at 5:00 p.m., Eastern Time, on May 11, 2026 (the “Expiration Date”), unless the Offer is extended. The Offeror reserves the right, in its sole discretion, to extend the Offer at any time and from time to time by giving oral or written notice to the Depositary and by making a public announcement as required by applicable law.

1.5 Extension, Amendment, and Termination

The Offeror expressly reserves the right, subject to applicable law and its sole discretion, to: extend the Offer beyond the scheduled Expiration Date; increase the Offer Price; amend the terms and conditions of the Offer; or waive any condition to the Offer. Any extension will be followed by a public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. A subsequent offering period may be available in the event that the full amount of the tender offer is not tendered by the Expiration Date, in which case Black Pearl Equities may amend this Offer to extend the offering period.

1.6 Minimum Condition

The Offeror’s obligation to accept for payment and pay for Shares tendered in the Offer is conditioned upon, among other things, at least 51% of the outstanding Shares on a fully diluted basis (including outstanding warrants not yet exercised) having been validly tendered and not withdrawn prior to the Expiration Date (the “Minimum Tender Condition”). The Minimum Tender Condition is for the sole benefit of the Offeror and may be waived by the Offeror in its sole discretion.

Item 2. Acceptance for Payment and Payment for Shares

2.1 Acceptance for Payment

Subject to the satisfaction or waiver of the conditions described in Item 4, the Offeror will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after the Expiration Date.

2.2 Payment

Payment for Shares accepted for payment pursuant to the Offer will be made by wire transfer of funds to the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering shareholders. Black Pearl Equities, LLC will wire funds to security holders who have tendered common shares and not withdrawn said tender upon the close of the tender offer period, currently scheduled for May 11, 2026, 5:00 p.m.

2.3 Oversubscription

In the event that the aggregate number of Shares tendered exceeds the number sought by the Offeror, the Offeror will purchase Shares from each tendering shareholder on a pro rata basis, based on the number of Shares tendered by such shareholder relative to the aggregate number of Shares tendered. Any Shares not purchased due to proration will be returned promptly to the tendering shareholders.

Item 3. Procedures for Tendering Shares

To tender Shares pursuant to the Offer, shareholders must complete, sign, and deliver the Letter of Transmittal (attached hereto as Exhibit 1), together with their stock certificate(s) and any other required documents, to the Depositary at the address set forth below prior to the Expiration Date. Shareholders holding Shares through a broker, dealer, commercial bank, trust company, or other nominee should contact such nominee to tender Shares on their behalf.

Mail or deliver the Letter of Transmittal and certificate(s) to:

Equiniti Trust Company, LLC Operations Center Attn: Onbase – Reorganization Department 1110 Centre Pointe Curve, Suite # 101 Mendota Heights, MN 55120

For assistance call (877) 248-6417 or (718) 921-8317.

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Shareholders should read the Letter of Transmittal carefully, including the instructions therein regarding signature guarantees, special payment and delivery instructions, lost certificates, wire transfer procedures (including the $150.00 service charge and Medallion Stamp requirement for wires of $50,000 or more), IRS Form W-9/W-8 backup withholding requirements, and stock transfer taxes. Shares may be withdrawn at any time prior to the Expiration Date.

Item 4. Terms of the Transaction

(1) Black Pearl Equities, LLC is seeking to purchase up to 3,067,059 common shares of Selectis Health, Inc.

(2) Black Pearl Equities is offering cash consideration in the amount of $5.05 per share for tendered shares.

(3) The scheduled expiration date of this tender offer is May 11, 2026, 5:00 p.m.

(4) It is anticipated that a subsequent offering period may be available in the event that the full amount of the tender offer is not tendered by the expiration date. In that case, Black Pearl Equities may amend this Offer to extend the offering period.

(5) Security holders may withdraw tendered shares that have not been accepted for payment at any time before the Expiration Date, and may also withdraw such shares at any time after May 9, 2026, which is 60 days from the commencement of this Offer.

(6) If, prior to the Expiration Date, the Company (i) enters into or consummates any merger, consolidation, or similar business combination; (ii) enters into any lease with a term exceeding one year or agrees to sell, transfer, or otherwise dispose of any real estate assets; (iii) discloses or becomes subject to any material liability, including any pending or threatened litigation, regulatory proceeding, or governmental action, not reflected in the Company’s public filings as of the date of this Offer; or (iv) makes or commits to make any payment outside the ordinary course of business, including any executive bonus, compensation increase, dividend, equity acceleration, or other transfer of value to any officer, director, or affiliate that was not previously approved and publicly disclosed by the Board of Directors prior to the commencement of this Offer, the Offeror shall have the right, in its sole and absolute discretion, to (A) reduce the Offer Price by an amount reflecting the diminution in value or reduction of previously disclosed Company assets resulting from any such event, or (B) terminate the Offer, whereupon all Shares tendered and not withdrawn shall be promptly returned to the respective tendering shareholders.

(7) Conditions to the Offer. The Offeror’s obligation to accept and pay for any Shares tendered (and not withdrawn) is subject to the satisfaction (or waiver, to the extent permitted by law) of the following conditions by the Expiration Date, in addition to any other conditions in Section 6:

(a) Minimum Condition: The Offer is conditioned upon, among other things, at least 51% of the outstanding Shares on a fully diluted basis being validly tendered and not withdrawn prior to the Expiration Date.

(b) The Offeror’s obligation to purchase Shares is subject to there having been no material adverse change in the business, operations, assets, or financial condition of the Company prior to the Expiration Date.

(c) Rights Plan Waiver: The subject company must provide, on or before the Expiration Date, a certificate of its Secretary certifying that: (i) the subject company’s Amended and Restated Rights Agreement (and any similar shareholder rights plan that may be in effect) has been amended, waived, or terminated so that no rights will be triggered by the Offeror’s acquisition of shares; (ii) all outstanding rights or similar instruments have been redeemed or otherwise terminated; and (iii) the Company will not take any action that would cause any such rights to become exercisable or adjust adversely as a result of Shares acquired in the Offer.

(d) Charter Ownership Limitation Waiver: The subject company must provide, on or before the Expiration Date, a certificate of its Secretary certifying that: (i) the subject company’s Amended and Restated Articles of Incorporation have been amended or a waiver has been granted such that no transfer or ownership limitation (including any 9.8% cap) applies to any shares acquired by the Offeror in the Offer; and (ii) the Board of Directors has irrevocably waived any charter, bylaw, or other provision that would otherwise cause any tendered and accepted Shares to be voided, transferred to a trust, or have their voting or economic rights impaired.

(e) Withdrawal Rights: Tendered Shares may be withdrawn at any time prior to the Expiration Date. In addition, unless the Offeror has accepted the tendered Shares for payment, tendered Shares may be withdrawn at any time after May 9, 2026, the 60th day after commencement of this Offer.

(8) Security holders who wish to tender all or a portion of their common shares shall fill out a formal Letter of Transmittal (the form of which is attached hereto as Exhibit 1). Black Pearl Equities shall wire funds to security holders who have tendered common shares and not withdrawn said tender upon the close of the tender offer period, currently scheduled for May 11, 2026, 5:00 p.m. In the event of an oversubscription, Black Pearl Equities, LLC will return on a pro rata basis any oversubscribed shares to the security holders.

(9) There may be material differences in the rights of security holders as a result of this transaction. Should the tender offer be successful, Black Pearl Equities, LLC will hold between 51 and 100% of the issued and outstanding common stock, giving Black Pearl Equities, LLC a significant voice in the direction of the Company. Further, the tender offer is conditioned on the waiver of the subject company’s Amended and Restated Rights Agreement and any transfer of ownership limitations that may be in effect, which could have a significant impact on the rights of securities holders.

(10) The Offeror shall not be required to accept for payment or pay for any Shares unless, upon the expiration of the Offer, there shall have been validly tendered (and not validly withdrawn) that number of Shares which, when aggregated with any Shares then owned by the Offeror or its affiliates, represents at least 51% of the outstanding Shares on a fully diluted basis (the “Minimum Tender Condition”) including outstanding warrants not yet exercised. This condition is for the sole benefit of the Offeror and may be waived by the Offeror in its sole discretion.

(11) The Offeror shall not be required to accept for payment any Shares unless the Company has provided reasonable access to customary due diligence materials sufficient to permit the Offeror to evaluate the Company.

(12) The Offeror reserves the right, in its sole discretion and subject to applicable law, to increase the Offer price, extend the Offer, amend the terms of the Offer, waive conditions to the Offer, or otherwise modify the Offer in response to developments relating to the Company or discussions with the Company or its shareholders.

Item 5. Material U.S. Federal Income Tax Consequences

Important U.S. Tax Information for U.S. Shareholders

A “U.S. person” is a beneficial owner of Shares that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the United States, (b) a corporation, partnership, or other entity classified as a corporation or partnership for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, or any political subdivision thereof or therein, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (ii) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

To avoid backup withholding of U.S. federal income tax on payments pursuant to the Offer, a depositing U.S. Shareholder that is a U.S. person or is acting on behalf of a U.S. person must, unless an exemption applies, provide the Depositary with such holder’s correct taxpayer identification number (TIN) or employer identification number (EIN), certify under penalties of perjury that such TIN or EIN is correct, and provide certain other certifications by completing the IRS Form W-9 included in the Letter of Transmittal. If a U.S. Shareholder does not provide his, her, or its correct TIN or EIN or fails to provide the required certifications, the IRS may impose certain penalties on such holder, and payments to such holder pursuant to the Offer may be subject to backup withholding at a rate currently equal to 24%.

Backup withholding is not an additional tax. Rather, the amount of the backup withholding may be credited against the U.S. federal income tax liability of the person subject to the backup withholding. If backup withholding results in an overpayment of tax, a refund can be obtained by the U.S. Shareholder by timely providing the required information to the IRS.

A U.S. Shareholder that is not a U.S. person and is not acting on behalf of a U.S. person should not complete IRS Form W-9. Instead, to establish an exemption from backup withholding, such U.S. Shareholder should properly complete and submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY, W-8ECI, or W-8EXP, as applicable, attesting to such exempt status. An appropriate IRS Form W-8 may be obtained from the Depositary or on the IRS website (www.irs.gov).

ALL U.S. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE HOW THE FOREGOING BACKUP WITHHOLDING AND REPORTING REQUIREMENTS APPLY TO THEM WITH REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

Item 6. Price Range of Shares; Dividends

The subject company’s common shares currently trade on the OTCQB under the symbol GBCS. According to data obtained from the OTC Market’s website, the following lists the high and low sales prices for the subject company’s common stock for each quarter during the past two years:

Quarter	High	Low
1st Quarter 2024	$4.30	$1.30
2nd Quarter 2024	$2.50	$1.30
3rd Quarter 2024	$2.50	$1.60
4th Quarter 2024	$2.00	$1.12
1st Quarter 2025	$2.25	$1.25
2nd Quarter 2025	$2.20	$0.405
3rd Quarter 2025	$4.50	$2.00
4th Quarter 2025	$2.37	$1.50

The Offer Price of $5.05 per Share represents a premium over recent trading prices of the Shares. The Offeror is not aware of any dividends having been declared or paid on the Shares.

Item 7. Information Concerning Selectis Health, Inc.

(a) Name and Address. The name of the subject company is Selectis Health, Inc. The address for the subject company is 8480 E. Orchard Road, Ste. 4900, Greenwood Village, CO 80111.

(b) Securities. There are 3,067,059 shares of common stock issued and outstanding as of March 10, 2026.

(c) Trading Markets and Price. The subject company’s common shares currently trade on the OTCQB under the symbol GBCS. Refer to Item 6 above for the high and low sales prices for the past two years.

The information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records. The Offeror does not assume any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror. Shareholders are advised to review the Company’s public filings with the SEC at www.sec.gov for additional information.

Item 8. Identity and Background of Filing Person

(a) Name and Address. The filing person is Black Pearl Equities, LLC, a New York limited liability company. The Chief Executive Officer and Director of Black Pearl Equities, LLC is Abraham Schwartz. The address for Mr. Schwartz and Black Pearl Equities, LLC is 901 Myrtle Ave., Brooklyn, NY 11206. Neither Black Pearl Equities, LLC nor Abraham Schwartz is an affiliate of the subject company.

(b) Business and Background of Entities. Black Pearl Equities, LLC is a New York limited liability company whose principal business is to advise investors in connection with corporate transactions. Black Pearl Equities, LLC has not been convicted in any criminal proceeding in the past five (5) years. Black Pearl Equities, LLC has not been a party to any judicial or administrative proceeding during the past five (5) years that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

(c) Business and Background of Natural Persons.

(1) Abraham Schwartz is currently the President, CEO, and Director of Black Pearl Equities, LLC, whose address is 901 Myrtle Avenue, Brooklyn, New York 11206.

(2) Abraham Schwartz has spent the last seven years working as an independent advisor in the healthcare industry, advising clients on corporate transactions and structuring.

(3) Abraham Schwartz has not been convicted in any criminal proceeding in the past five (5) years.

(4) Abraham Schwartz has not been a party to any judicial or administrative proceeding during the past five (5) years that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

(5) Abraham Schwartz is a citizen of the United States.

(d) Legal Counsel. Thomas C. Cook, Esq., The Law Offices of Thomas C. Cook, 10470 W. Cheyenne Avenue, Suite 115, PMB 303, Las Vegas, Nevada 89129. Phone: (702) 524-9151. Email: tccesq@aol.com

Item 9. Source and Amount of Funds or Other Consideration

(a) Sources of Funds. The Offeror will require approximately $15,500,000 to purchase all of the issued and outstanding shares of common stock of Selectis Health, Inc. pursuant to the Offer. The Offer will be funded by Milrose Capital, LLC from cash on hand. There are no loan arrangements in connection with the Offer.

(b) Conditions. Not applicable.

(c) Expenses. Nature of Expenses:

U.S. Securities and Exchange Commission Registration Fee	$2,139.98
Legal Fees and Miscellaneous Expenses*	$50,000
Audit Fees*	$10,000
Solicitation Costs*	$10,000
Printing*	$100
Total Expenses	$72,239.98

*Estimated Expenses

Item 10. Past Contacts, Transactions, Negotiations and Agreements

There have been no completed transactions during the past two years between Black Pearl Equities, LLC (or its affiliates) and Selectis Health, Inc. (or its affiliates). However, the following contacts and discussions have occurred:

In August 2025, Black Pearl Equities, LLC contacted Blueprint Healthcare Real Estate Advisors, a third-party brokerage intermediary, and executed a non-disclosure agreement in connection with preliminary discussions regarding a potential transaction involving certain Georgia facilities owned or operated by Selectis Health, Inc. No agreement or transaction resulted from those discussions.

On or about October 31, 2025, a representative of Black Pearl Equities, LLC contacted a member of the Board of Directors of Selectis Health, Inc. by telephone and subsequently submitted a written indication of interest by email expressing interest in acquiring shares of the Company’s common stock. No agreement or transaction resulted from those communications.

On or about January 16, 2026, a representative of Black Pearl Equities, LLC contacted a member of the Board of Directors of Selectis Health, Inc. by telephone and email to follow up on the previously submitted indication of interest. No agreement or transaction resulted from those communications.

On February 11, 2026, representatives of Black Pearl Equities, LLC and Selectis Health, Inc. held a telephone discussion regarding a potential transaction. On February 12, 2026, the parties agreed to execute a mutual non-disclosure agreement in connection with further preliminary discussions. The mutual non-disclosure agreement was executed on February 16, 2026. No agreement or transaction has resulted from those discussions, and no material non-public financial information was disclosed to the Offeror.

Notwithstanding the foregoing discussions and the execution of a mutual non-disclosure agreement on February 16, 2026, the Company did not provide the Offeror with access to a data room or other customary due diligence materials. Accordingly, the Offeror determined to commence the Offer in order to provide shareholders the opportunity to determine directly whether to tender their shares at the Offer Price.

Item 11. Purposes of the Transaction and Plans or Proposals

(a) Purposes. The purpose of this transaction is to acquire up to 100% of the issued and outstanding common stock of the subject company thus giving Black Pearl Equities a significant voice in the direction of the subject company.

(b) Use of Securities. Not applicable. The Offeror is not issuing any securities in connection with this Offer. The consideration consists solely of cash.

(c) Plans.

(1) There are no plans for any extraordinary transactions, such as a merger, reorganization, or liquidation, involving the subject company or any of its subsidiaries.

(2) There are no current plans for any purchase, sale, or transfer of a material amount of assets of the subject company or any of its subsidiaries. However, Black Pearl Equities, LLC’s goal is to improve profitability of the subject company, and thus will consider the sale of underperforming assets.

(3) There are no plans for any material change in the present dividend rate or policy, or indebtedness or capitalization of the subject company.

(4) Black Pearl Equities, LLC, along with its associates, intends to improve the management of the subject company and may seek board seats.

(5) There are no plans for any other material changes in the subject company’s corporate structure or business.

(6) There are no plans for any class of equity securities of the subject company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association.

(7) There are no plans for any class of equity securities of the subject company becoming eligible for termination of registration under section 12(g)(4) of the Act.

(8) Depending on the number of Shares acquired pursuant to the Offer, the Offeror may seek to influence the composition of the Company’s Board of Directors, including the possible nomination of director candidates, and may pursue other actions designed to enhance shareholder value.

Item 12. Interest in Securities of the Subject Company

(a) Securities Ownership. Neither Black Pearl Equities, LLC nor Abraham Schwartz are the beneficial owners of any securities of the subject company.

(b) Securities Transactions. There have not been any securities transactions in the past sixty (60) days in the subject securities.

Item 13. Persons/Assets, Retained, Employed, Compensated or Used

(a) Solicitations or Recommendations. Abraham Schwartz, the President and Chief Executive Officer of Black Pearl Equities, LLC, is the person who shall make solicitations or recommendations in connection with the transaction. Mr. Schwartz will not receive any direct compensation for these activities.

Item 14. Financial Statements

Financial Statements have been deemed to be not material since the Offer is an all-cash transaction funded solely from cash on hand and there are no loan arrangements in connection with the Offer.

Item 15. Additional Information

(a) Agreements, Regulatory Requirements, and Legal Proceedings

(1) There are no present or proposed material agreements, arrangements, understandings, or relationships between Black Pearl Equities, LLC or any of its executive officers, directors, controlling persons, or subsidiaries and Selectis Health, Inc. or any of its executive officers, directors, controlling persons, or subsidiaries.

(2) To the extent known by Black Pearl Equities, LLC after reasonable investigation, there are no applicable regulatory requirements which must be complied with or approvals which must be obtained in connection with this tender offer.

(3) To the extent known by Black Pearl Equities, LLC after reasonable investigation, there is no applicability of any anti-trust laws.

(4) To the extent known by Black Pearl Equities, LLC after reasonable investigation, there are no applicability of margin requirements under section 7 of the Act (15 U.S.C. 78g) and the applicable regulations.

(5) There are no material pending legal proceedings relating to the tender offer.

(6) As of the date of this Offer, the Board of Directors of Selectis Health, Inc. has not made a recommendation with respect to the Offer. Shareholders should review the Schedule 14D-9 when filed.

No Recommendation

Black Pearl Equities, LLC makes no recommendation as to whether shareholders should tender or refrain from tendering their shares. Each shareholder should make their own decision after reviewing the Offer Documents and consulting their financial, legal, and tax advisors.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the proposed tender offer by Black Pearl Equities, LLC (“Black Pearl”) to acquire shares of Common Stock of Selectis Health, Inc., including statements relating to the anticipated timing of the offer, the potential completion of the transaction, and possible strategic or operational outcomes. Forward-looking statements may be identified by the use of words such as “expects,” “intends,” “plans,” “believes,” “may,” “will,” “should,” “anticipates,” “estimates,” “potential,” “continue,” or similar expressions. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Such risks and uncertainties include, among other things, the level of shareholder participation in the tender offer, actions taken by the board of directors of Selectis Health, the availability and results of due diligence materials, conditions in the skilled nursing and healthcare markets, regulatory or legal developments, the satisfaction or waiver of the conditions to the tender offer, the possibility that the tender offer may be extended, modified, or terminated, and other factors described in documents filed with the Securities and Exchange Commission. Black Pearl undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Important Information for Shareholders

This communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell securities. The tender offer described herein is being made solely pursuant to the Offer to Purchase, the Letter of Transmittal, and related tender offer materials filed by Black Pearl with the Securities and Exchange Commission. Black Pearl has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission in connection with the offer. Shareholders of Selectis Health, Inc. are strongly encouraged to read the tender offer materials, including the Offer to Purchase and the Letter of Transmittal, as well as any amendments or supplements to those documents, carefully and in their entirety because they contain important information regarding the tender offer. These materials are available at no charge on the website of the Securities and Exchange Commission and may also be obtained without charge from the information agent for the tender offer, D.F. King & Co., whose contact information is included in the tender offer materials.

Additional Information

In connection with the tender offer, the board of directors of Selectis Health, Inc. will be required to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission. Shareholders are urged to read the Schedule TO, the Offer to Purchase, the Schedule 14D-9, and any other relevant documents filed with the Securities and Exchange Commission carefully before making any decision regarding the tender offer, as they will contain important information.

The Depositary for the Offer to Purchase is:

If delivering by express mail, courier, or other expedited service: Equiniti Trust Company, LLC 1110 Centre Pointe Curve Suite # 101 Mendota Heights, MN 55120 Attn: Onbase - Reorganization Department	By mail: Equiniti Trust Company, LLC Operations Center Attn: Onbase - Reorganization Department 1110 Centre Pointe Curve Suite # 101 Mendota Heights, MN 55120

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed either to the Information Agent or the Dealer Managers at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
28 Liberty Street, Floor 53
New York, NY 10005

Call Toll Free: (800) 769-4414
Banks and Brokers Call Collect: (646) 452-2614

Email: GBCS@dfking.com